Exhibit 77K

                  CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

1. On April 30, 1999, the Registrant acquired the assets and assumed the liabilities of Lexington Convertible Securities Fund (the "Predecessor Fund") in a tax-free reorganization. On April 26, 1999, based upon the recommendation of the Audit Committee of the Registrant's Board of Trustees, and in accordance with Section 32 of the Investment Company Act of 1940, as amended, and the rules thereunder, the Board of Trustees determined not to retain KPMG LLP ("KPMG") as the Registrant's independent accountants and voted to appoint McCurdy & Associates CPA's, Inc. ("McCurdy & Associates") as the Registrant's independent accountants for the fiscal year ended December 31, 1999.

2. During the Predecessor Fund's two most recent fiscal years ended December 31, 1998, KPMG's reports on the Predecessor Fund's financial statements contained no adverse opinions or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

3. During the Predecessor Fund's two most recent fiscal years ended December 31, 1998, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

4. During the Predecessor Fund's two most recent fiscal years ended December 31, 1998, there have been no "reportable events" as such term is described in Items 304 (a)(1)(v) of Regulation S-K with respect to KPMG.

5. On April 26, 1999, the Registrant engaged McCurdy & Associates as its principal accountants to audit the Registrant's financial statements. During the Predecessor Fund's two most recent fiscal years through December 31, 1998, the Predecessor Fund did not consult with McCurdy & Associates on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Predecessor Fund's financial statements or (ii) concerned the subject matter of a disagreement or reportable event with KPMG.

6. The Registrant has requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained in the second, third, and fourth paragraphs above. A copy of the letter from KPMG to the Securities and Exchange Commission is filed as Annex 1 hereto.



                                                                    Exhibit 77K
Securities and Exchange Commission 450 5th Street, N.W.

Washington, D.C. 20549


Gentlemen:

We have read the statements numbered two, three, and four in the attached letter from the Ariston Convertible Securities Fund ("the Fund"), a series of the AmeriPrime Funds, which we understand will be filed with the Commission, pursuant to item 77K of Form N-SAR, as an Annex to the Fund's Form N-SAR report of the year ended December 31, 1999. We agree with the statements referenced above concerning our Firm in such Form N-SAR.

                                                               Very Truly Yours,

                                                                       KPMG LLP